UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2007

SONIC SOLUTIONS
(Exact name of registrant as specified in its charter)

California	23190	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 27, 2007, Sonic Solutions (the “Company”) issued a press release regarding its selected preliminary financial results for the second quarter ended September 30, 2007. A copy of the press release, dated November 27, 2007, is attached hereto as Exhibit 99.1.

The Company’s selected preliminary results and guidance may be adjusted as a result of the expected restatement of historical results. As previously announced on February 1, 2007, the Company has commenced a voluntary review of its historical and current stock option grant practices and related accounting. Based on the review, the audit committee and company management have concluded that, under applicable accounting guidance, the Company lacks sufficient documentation for certain historical option grants and that the measurement dates associated with these option grants will need to be adjusted. Further, as previously announced, the audit committee, after consultation with management and the Company’s board of directors, has determined that the Company’s previously-filed annual and interim financial statements may no longer be relied upon.

The Company believes it will have to record additional cash and non-cash charges for stock-based compensation expense and restate previous financial statements, and that such charges will be material. The Company is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions. The Company intends to file its restated financial results and related periodic reports as quickly as possible.

All results and guidance reported in Exhibit 99.1 are presented without taking into account any adjustments to either current or previously reported results that may be required in connection with any restatement and should be considered preliminary until the Company files its quarterly report on Form 10-Q for the second quarter ended September 30, 2007, its quarterly report on Form 10-Q for the first quarter ended June 30, 2007, its annual report on Form 10-K for the fiscal year ended March 31, 2007, its quarterly report on Form 10-Q for the third quarter ended December 31, 2006 and any required restatement of historical financial statements. Investors are cautioned that the Company is unable to provide reconciliations to corresponding U.S. Generally Accepted Accounting Principles (“GAAP”) measures for the non-GAAP information provided in this press release due to the ongoing options practice and accounting review. The non-GAAP information includes those measures that exclude stock-based compensation costs and/or other expenses that would otherwise be included in the applicable GAAP measures.

As previously announced, the Company received prior notices of non-compliance from the Staff based upon the Company's failure to timely file its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006, June 30, 2007, and September 30, 2007 and its annual report on Form 10-K for its fiscal year ended March 31, 2007, each as required by NASDAQ Marketplace Rule 4310(c)(14) and for failure to solicit proxies and hold an annual meeting for its fiscal year ended March 31, 2006, on or before March 31, 2007 as required by NASDAQ Marketplace Rules 4350(e) and 4350(g), respectively. On October 26, 2007 the Company received a letter from the NASDAQ Listing Hearing and Review Council (the “Listing Council”) notifying the Company of its decision to grant the Company an exception to demonstrate compliance with all of The NASDAQ Global Select Market’s continued listing requirements until December 26, 2007 (the “Compliance Date”). While the Company is working diligently to meet the applicable listing requirements by the Compliance Date, the Company now believes it will need additional time to regain full compliance with the NASDAQ filing requirements and to hold an annual meeting for its fiscal year ended March 31, 2006. As a result, the Company plans to submit a request to the NASDAQ Board of Directors to call the Listing Council’s decision for review, to grant the Company additional time to regain compliance with The NASDAQ Global Select Market’s continued listing requirements and to stay the delisting of the Company’s common stock from The NASDAQ Global Select Market. In the event the NASDAQ Board of Directors elects not to call the Listing Council’s decision for review and stay the delisting of the Company’s common stock, the Company’s common stock would be subject to delisting from The NASDAQ Stock Market.

The information in this Item 2.02 of Form 8-K and Exhibit 99.1 attached hereto are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 of Form 8-K and Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

d. Exhibits

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit	Description

99.1	Press Release of Sonic Solutions dated November 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
Name: David C. Habiger
Title: President and Chief Executive Officer (Principal Executive Officer)

Date: November 27, 2007